                                                                    EXHIBIT 99.1

MANAGEMENT'S STATEMENT OF FINANCIAL
REPORTING RESPONSIBILITY

The management of Dean Witter, Discover & Co. and its subsidiaries prepared the accompanying consolidated financial statements and related footnotes and is responsible for their integrity and objectivity. The consolidated financial statements, which include amounts that are based on management's estimates and judgments, were prepared in accordance with generally accepted accounting principles. Management also prepared the other information in this annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

         Management maintains a system of internal controls over the preparation of its consolidated financial statements. In management's opinion, these internal controls provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Judgments are required to assess and balance the relative cost and expected benefits of these internal controls. To assure the effectiveness of the system of internal controls, the organizational structure provides for defined lines of responsibility and delegation of authority. Further, the Company maintains an internal audit function that independently assesses the effectiveness of internal controls and the Company's compliance with established policies and procedures.

         The Company's consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors, and their report follows. They have advised the Company that their audits were conducted in accordance with generally accepted auditing standards and considered the Company's internal accounting controls in determining the auditing procedures they deem necessary to express an opinion on the consolidated financial statements.

         The Audit Committee of the Board of Directors, composed solely of outside directors, meets with the internal auditors, management and independent auditors to review their work and discuss the Company's financial controls and audit and reporting practices. The independent auditors and the internal auditors independently have full and free access to the Audit Committee, without the presence of management, to discuss any matters that they feel require attention.


/s/ Philip J. Purcell
---------------------
Philip J. Purcell
Chairman and Chief Executive Officer


/s/ Thomas C. Schneider
-----------------------
Thomas C. Schneider
Executive Vice President and Chief Financial Officer


/s/ Robert P. Seass
-------------------
Robert P. Seass
Senior Vice President and Controller



INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Dean Witter, Discover & Co.:

We have audited the accompanying consolidated balance sheets of Dean Witter, Discover & Co. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1995. These financial statements, appearing on pages 38 through 52, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Dean Witter, Discover & Co. and subsidiaries at December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

New York, New York
February 21, 1996

CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

YEAR ENDED DECEMBER 31,                                           1995          1994           1993
---------------------------------------------------------------------------------------------------
Merchant and cardmember fees                                  $1,135.3      $  940.0       $  770.4
Commissions                                                    1,022.5         874.3          904.0
Asset management and administration fees                       1,006.8         973.0          838.0
Servicing fees                                                   696.9         586.4          533.2
Principal transactions                                           478.9         421.9          405.1
Investment banking                                               181.5         197.9          394.9
Other                                                             93.5         101.9           66.8
                                                              -------------------------------------
   Total non-interest revenues                                 4,615.4       4,095.4        3,912.4
                                                              -------------------------------------
Interest revenue                                               3,319.0       2,507.2        1,909.2
Interest expense                                               1,514.8       1,048.5          815.3
                                                              -------------------------------------
   Net interest income                                         1,804.2       1,458.7        1,093.9
Provision for losses on receivables                              743.7         548.4          457.6
                                                              -------------------------------------
   Net credit income                                           1,060.5         910.3          636.3
                                                              -------------------------------------
   Net operating revenues                                      5,675.9       5,005.7        4,548.7
                                                              -------------------------------------
Employee compensation and benefits                             1,981.6       1,764.2        1,703.9
Marketing and business development                               735.1         607.2          470.4
Information processing and communications                        687.5         596.7          545.9
Facilities and equipment                                         235.5         228.1          217.8
Other                                                            640.3         594.9          614.5
                                                              -------------------------------------
   Total non-interest expenses                                 4,280.0       3,791.1        3,552.5
                                                              -------------------------------------
Income before income taxes                                     1,395.9       1,214.6          996.2
Income tax expense                                               539.5         473.7          392.6
                                                              -------------------------------------
Net income                                                    $  856.4      $  740.9       $  603.6
---------------------------------------------------------------------------------------------------
Earnings per common share
   Primary                                                    $   4.88      $   4.27       $   3.62
   Fully Diluted                                                  4.88          4.27           3.62
---------------------------------------------------------------------------------------------------
Average common shares outstanding
   Primary                                                       175.4         173.4          166.9
   Fully Diluted                                                 175.5         173.4          166.9
---------------------------------------------------------------------------------------------------
Proforma earnings per common share
   Primary                                                                                 $   3.44
   Fully Diluted                                                                               3.44
---------------------------------------------------------------------------------------------------
Proforma common shares outstanding
   Primary                                                                                    175.4
   Fully Diluted                                                                              175.5
---------------------------------------------------------------------------------------------------

See notes to the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(in millions)

DECEMBER 31,                                                                           1995           1994
----------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                         $ 1,464.5      $ 1,334.1
Cash and securities segregated under federal and other regulations                  1,926.4        1,494.4
Receivables
   Consumer loans (net of allowances of $721.8 in 1995 and $565.7 in 1994)         20,834.6       15,608.4
   Securities clients (net of allowances of $16.2 in 1995 and $11.7 in 1994)        2,588.8        2,579.8
   Brokers or dealers                                                               2,683.7        2,750.4
   Other                                                                              732.4          658.3
Amounts due from asset securitizations                                                653.4          422.0
Securities purchased under agreements to resell                                     3,571.9        3,476.5
Securities owned, at market value                                                   1,848.8        1,738.6
Deferred income taxes                                                                 736.9          643.5
Office facilities, at cost (less accumulated depreciation
   and amortization of $380.5 in 1995 and $335.3 in 1994)                             341.0          280.6
Goodwill                                                                              161.9          164.9
Other assets                                                                          663.9          707.9
----------------------------------------------------------------------------------------------------------
   Total assets                                                                   $38,208.2      $31,859.4
----------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Commercial paper                                                               $ 4,688.5      $ 2,497.2
   Other short-term borrowings                                                      1,637.0        1,552.4
   Deposits                                                                         6,191.1        5,208.7
   Payables
      Securities clients                                                            3,183.0        2,736.0
      Brokers or dealers                                                            2,629.7        2,807.1
      Drafts                                                                          485.5          475.0
      Income taxes                                                                     99.3          125.5
   Securities sold under agreements to repurchase                                   3,813.4        3,398.0
   Securities sold but not yet purchased, at market value                           1,125.2        1,314.4
   Other liabilities and accrued expenses                                           2,789.4        2,344.5
   Long-term borrowings                                                             6,732.4        5,292.6
----------------------------------------------------------------------------------------------------------
   Total liabilities                                                               33,374.5       27,751.4
----------------------------------------------------------------------------------------------------------
Shareholders' Equity
   Preferred stock ($0.01 par value, 10.0 shares authorized, none issued)                 -              -
   Common stock ($0.01 par value, 500.0 and 250.0 shares authorized, 171.0 and 171.0 shares issued, 168.8 and 168.9 shares outstanding at
      December 31, 1995 and 1994)                                                       1.7            1.7
   Paid-in capital                                                                  2,718.3        2,726.0
   Retained earnings                                                                2,165.7        1,418.3
                                                                                  ------------------------
                                                                                    4,885.7        4,146.0
   Common stock held in treasury, at cost ($0.01 par value, 2.2 and 2.1 shares
      at December 31, 1995 and 1994)                                                 (106.8)         (74.6)
   Stock compensation plans                                                            85.1           42.2
   Employee stock benefit trust                                                       (21.5)             -
   Unearned stock compensation                                                         (8.8)          (5.6)
                                                                                  ------------------------
   Total shareholders' equity                                                       4,833.7        4,108.0
----------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                                     $38,208.2      $31,859.4
----------------------------------------------------------------------------------------------------------

See notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY
(in millions)

                                        COMMON STOCK                                     TREASURY STOCK
                                     -------------------                               ------------------
                                                                                                                         TOTAL
                                      NUMBER                 PAID-IN     RETAINED      NUMBER                         SHAREHOLDERS'
                                    OF SHARES     AMOUNT     CAPITAL     EARNINGS    OF SHARES    AMOUNT       OTHER     EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1993                  -        $  -    $1,843.0    $  830.3            -     $     -      $    -    $2,673.3
Net income                                                                603.6                                            603.6
Dividends to common shareholders                                          (51.1)                                           (51.1)
Dividends to Sears, prior to
   March 1, 1993                                                         (620.2)                                          (620.2)
Recapitalization prior to
   initial public offering            136.2         1.4        (1.4)                                                           -
Issuance of common stock
   Initial public offering             33.8         0.3       856.8                                                        857.1
   Stock option exercises               0.2                     6.5                                                          6.5
   Restricted stock grants              0.4                    10.3                                             (1.7)        8.6
Capital contributions from Sears                                0.1                                                          0.1
Unearned stock compensation,
   net of amortization                                                                                           0.5         0.5
Minimum pension liability adjustment                                                                            (1.3)       (1.3)
--------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1993            170.6         1.7     2,715.3       762.6            -           -        (2.5)    3,477.1
Net income                                                                740.9                                            740.9
Dividends to common shareholders                                          (85.2)                                           (85.2)
Purchase of treasury stock, at cost                                                     (2.3)      (82.0)                  (82.0)
Issuance of common stock
   Employee stock purchase plan                                (0.8)                     0.1         4.3                     3.5
   Stock option exercises               0.4                    11.0                      0.1         3.1                    14.1
   Restricted stock grants                                      0.5                                                          0.5
Unearned stock compensation,
   net of amortization                                                                                          (4.4)       (4.4)
Stock compensation plans                                                                                        42.2        42.2
Minimum pension liability adjustment                                                                             1.3         1.3
--------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1994            171.0         1.7     2,726.0     1,418.3         (2.1)      (74.6)       36.6     4,108.0
Net income                                                                856.4                                            856.4
Dividends to common shareholders                                         (109.0)                                          (109.0)
Purchase of treasury stock, at cost                                                     (2.5)     (121.2)                 (121.2)
Issuance of common stock
   Employee stock purchase plan                                (0.6)                     0.4        15.3                    14.7
   Employee benefit plans                                       0.1                      1.1        41.4                    41.5
   Stock option exercises                                      (7.5)                     0.9        33.2                    25.7
   Restricted stock grants                                      0.2                                                          0.2
Unearned stock compensation,
   net of amortization                                                                                          (3.2)       (3.2)
Stock compensation plans                                        0.1                                 (0.9)       42.9        42.1
Employee stock benefit trust                                                                                   (21.5)      (21.5)
--------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995            171.0        $1.7    $2,718.3    $2,165.7         (2.2)    $(106.8)     $ 54.8    $4,833.7
--------------------------------------------------------------------------------------------------------------------------------

See notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

YEAR ENDED DECEMBER 31,                                                     1995            1994           1993
---------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income                                                             $   856.4       $   740.9      $   603.6
Adjustments to reconcile net income to net cash flows from
  operating activities
   Depreciation and amortization                                            70.0            58.8           51.3
   Provision for losses on receivables                                     743.7           548.4          457.6
   Employee compensation settled through the issuance of
      common stock                                                          57.2            37.0              -
   Deferred income taxes                                                   (93.4)         (155.6)        (102.4)
Decrease (increase) in operating assets
   Cash and securities segregated under federal and other regulations     (432.0)          227.9         (410.1)
   Receivables
      Securities clients                                                   (22.2)           70.9         (559.2)
      Brokers or dealers                                                    66.7          (268.1)        (323.6)
      Other                                                                (74.1)         (111.4)          15.8
   Amounts due from asset securitizations                                 (231.4)          269.6          592.5
   Matched securities purchased under agreements to resell, net            (27.1)            4.0          111.3
   Securities owned and securities sold but not yet purchased, at
      market value, net                                                   (299.4)        1,023.3         (295.5)
   Other assets                                                             32.9           (15.1)        (145.2)
Increase (decrease) in operating liabilities
   Payables
      Securities clients                                                   447.0           (40.9)         539.4
      Brokers or dealers                                                  (177.4)          148.9          318.3
      Drafts                                                                10.5             2.9           50.0
      Income taxes                                                         (26.2)          (89.5)         (38.3)
   Other liabilities and accrued expenses                                  575.6           424.4          485.1
                                                                       ----------------------------------------
   Cash provided by operating activities                                 1,476.8         2,876.4        1,350.6
                                                                       ----------------------------------------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Net principal disbursed on consumer loans                               (7,429.2)       (6,166.3)      (5,407.6)
Purchases of consumer loans                                               (306.9)          (85.8)        (687.0)
Sales of consumer loans                                                  1,827.3         1,970.1        3,399.4
Other                                                                     (116.2)         (118.7)         (77.3)
                                                                       ----------------------------------------
   Cash used in investing activities                                    (6,025.0)       (4,400.7)      (2,772.5)
                                                                       ----------------------------------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of commercial paper, net                          2,061.9           194.0        2,190.7
Net increase (decrease) in other short-term borrowings                      36.4           343.1       (4,629.7)
Deposits, net                                                              982.4           320.6           31.0
Proceeds from issuance of long-term borrowings, net                      1,433.5         2,142.1        3,122.1
Securities sold under agreements to repurchase, net                        347.3          (826.3)         236.0
Dividends paid                                                            (102.3)          (81.1)        (690.3)
Proceeds from issuance of common stock                                      40.6            17.7          857.1
Purchase of treasury stock                                                (121.2)          (82.0)             -
                                                                       ----------------------------------------
   Cash provided by financing activities                                 4,678.6         2,028.1        1,116.9
                                                                       ----------------------------------------
Increase (decrease) in cash and cash equivalents                           130.4           503.8         (305.0)
Cash and cash equivalents, beginning of period                           1,334.1           830.3        1,135.3
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                               $ 1,464.5       $ 1,334.1      $   830.3
---------------------------------------------------------------------------------------------------------------

See notes to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. INTRODUCTION AND
   BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Dean Witter, Discover & Co. and subsidiaries (the "Company"). The Company is a financial services organization that provides a broad range of credit and investment products, with a primary focus on individual customers. Through its wholly-owned subsidiary NOVUS Credit Services Inc. ("NCSI"), the Company conducts its credit services business, including the operation of the NOVUS(sm) Network, a proprietary network of merchant and cash access locations, and the issuance of proprietary general purpose credit cards. The Company's securities business is conducted primarily through its wholly-owned subsidiaries Dean Witter Reynolds Inc. ("DWR") and Dean Witter InterCapital Inc. All material intercompany balances and transactions have been eliminated.

         Prior to March 1, 1993, the Company was a wholly-owned subsidiary of Sears, Roebuck and Co. ("Sears"). On March 1, 1993, the Company completed an initial public offering of 33.8 million shares of its common stock (the "IPO") resulting in net proceeds to the Company of $857.1 million, which were used primarily to repay indebtedness to Sears. On June 30, 1993, Sears divested its remaining ownership of the Company's common stock by means of a special dividend to Sears shareholders (the "Spin-off").

         The preparation of the consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

         Certain reclassifications have been made to prior year amounts to conform to the current presentation.


2. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES


CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less.


CONSUMER LOANS

Consumer loans, which consist primarily of credit card loans, real estate-secured and other consumer installment loans, are reported at their principal amounts outstanding, less applicable allowances and unearned finance charges. Interest on consumer loans is credited to income as earned.

         Interest is accrued on credit card loans until the date of charge-off, which generally occurs at the end of the month during which an account becomes 180 days past due, except in the case of bankruptcies, where loans are charged off upon receipt and processing of written notification, and in fraudulent transactions, where loans are charged off when identified. The interest portion of charged off credit card loans is written off against interest revenue. Origination costs related to credit card issuances are charged to earnings over periods not exceeding twelve months.

         Interest generally is not accrued on real estate-secured loans which are delinquent by six monthly payments and other consumer installment loans which are delinquent by four or more monthly payments. Origination fees, net of certain direct loan origination costs, are deferred and amortized over the estimated life of the loans using the interest method. Any unamortized net origination fees and costs on real estate-secured and other consumer installment loans fully repaid are recognized as income or expense in the period such loans are repaid.

         Periodically, the Company purchases consumer loans from third parties. These loans are recorded at their principal amounts outstanding less any allowance for loan losses. Any difference between this amount and the fair value of the loans acquired is recorded as a discount or premium and amortized over the estimated life of the consumer loans. Any excess consideration given over the fair value of the loans acquired is recorded as an intangible asset and amortized over the expected term of the customer relationship.


ALLOWANCE FOR CONSUMER LOAN LOSSES

The allowance for loan losses is established through a charge to the provision for loan losses. The allowance is an estimate, based on evaluations of the collectibility of loans and prior loan loss experience, of the amount adequate to absorb losses on existing loans that may become uncollectible. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.


SECURITIZATION OF CONSUMER LOANS

The Company periodically sells consumer loans through asset securitizations and continues to service these loans. The revenues derived from servicing these loans are recorded in the consolidated statements of income as servicing fees over the term of the securitized loans rather than at the time the loans are sold. The effects of recording these revenues over the term of the securitized loans rather than at the time the loans were sold have not been material. The Company maintains an allowance for loan losses for securitized loans in other liabilities and accrued expenses.

         Amounts due from asset securitizations in the consolidated balance sheets represent cash and receivables from third parties. These receivables include the Company's share of cash collections on certain securitized credit card loans which are held by third parties and paid to the Company during the month subsequent to collection, credit enhancement reserve funds maintained with third parties and advances made by the Company as the servicer of the securitized loans.


SECURITIES TRANSACTIONS

Clients' securities transactions are recorded on a settlement date basis with related commission revenues and expenses recorded on trade date. Principal securities transactions are recorded on trade date. Securities are recorded at market, with gains and losses reflected in income.

         Securities transactions under agreements to resell and repurchase are collateralized financing transactions and are carried at the contract amounts at which the securities will be resold or reacquired, including accrued interest.


OFFICE FACILITIES

Office facilities are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of buildings and improvements are provided principally by the straight-line method, while depreciation and amortization of furniture, fixtures and equipment is provided principally by accelerated methods. Property and equipment are depreciated over the estimated useful lives of the related assets, while leasehold improvements are amortized over the lesser of the economic useful life of the asset or the term of the lease.


GOODWILL

Goodwill is amortized on a straight-line basis over periods not exceeding 40 years. Substantially all goodwill is related to Sears' purchase of the Company in 1981.


INCOME TAXES

Income tax expense is calculated using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the differences between financial statement carrying amounts and the tax bases of assets and liabilities and are measured at the tax rates that will be in effect when these differences are expected to reverse.


         Prior to 1993, and for the period January 1, 1993 through June 30, 1993, the Company was included in the Sears consolidated federal income tax return. Federal income tax expense was calculated on a separate return basis. Federal income taxes were paid to or received from Sears in accordance with an intercompany tax allocation agreement. As a result of the Spin-off, the Company is no longer includable in the Sears return.


CARDMEMBER REWARDS

The liability for cardmember rewards expense, included in other liabilities and accrued expenses, is accrued at the time that qualified cardmember purchases are made or interest is accrued and is calculated on an individual cardmember basis.


INTEREST RATE CONTRACTS

The Company has entered into various interest rate contracts as hedges against specific assets, liabilities or anticipated transactions. These contracts include interest rate swap, cost of funds and interest rate cap agreements. For contracts that are designated as hedges of the Company's assets and liabilities, gains and losses are deferred and recognized as adjustments to interest income or expense over the remaining life of the underlying assets or liabilities. For contracts that are hedges of asset securitizations, gains and losses are recognized as adjustments to servicing fees.


ACCOUNTING PRONOUNCEMENTS

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan and Income Recognition and Disclosures", which revised the measurement criteria for recognizing the impairment of certain types of loans. The Company's consumer loans and receivables from securities clients are exempt from these statements. The effect of the adoption of these statements was not material to the Company's financial position or results of operations.

         In 1996, the Company will be required to adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which generally requires that long-lived assets be reported at the lower of their carrying cost or net realizable value. Additionally, in 1996, the Company will be required to adopt SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65", which requires that rights to service mortgage loans for others, however acquired, be recorded as separate assets when the mortgage loans are sold and the servicing rights are retained.

This statement also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. The Company believes the effect of the adoption of these statements will not be material to its financial position or results of operations.

         The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation", effective for fiscal years beginning after December 15, 1995. The Company has elected, as permitted by SFAS No. 123, to adopt the disclosure requirement of that standard but continue to account for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees."


3. CONSUMER LOANS

Consumer loans were as follows.

DECEMBER 31,                                              1995              1994
--------------------------------------------------------------------------------
Credit card                                          $20,440.4         $15,286.4
Real estate-secured and
   other consumer installment                          1,233.1           1,057.6
--------------------------------------------------------------------------------
                                                      21,673.5          16,344.0
Less
   Unearned finance charges and
     unamortized discounts and fees                      117.1             169.9
   Allowance for loan losses                             721.8             565.7
--------------------------------------------------------------------------------
Consumer loans, net                                  $20,834.6         $15,608.4
--------------------------------------------------------------------------------

In 1995 and 1994, the Company purchased credit card loans in the amounts of $371.5 million and $229.9 million from Tandy Corporation ("Tandy"). In 1993, the Company purchased credit card loans from Sears in the amount of $687.0 million.

         Activity in the allowance for consumer loan losses was as follows.

                                              1995           1994           1993
--------------------------------------------------------------------------------
Balance, January 1                          $565.7         $436.8         $335.3
Additions
   Provision for loan losses                 730.5          537.0          443.0
   Purchase of loan portfolios                30.6            4.3           25.4
--------------------------------------------------------------------------------
     Total additions                         761.1          541.3          468.4
--------------------------------------------------------------------------------
Deductions
   Charge-offs                               716.8          470.6          418.7
   Recoveries                               (121.3)         (89.1)         (73.3)
--------------------------------------------------------------------------------
     Net charge-offs                         595.5          381.5          345.4
--------------------------------------------------------------------------------
Other(1)                                      (9.5)         (30.9)         (21.5)
--------------------------------------------------------------------------------
Balance, December 31                        $721.8         $565.7         $436.8
--------------------------------------------------------------------------------

----------
(1) Primarily reflects net transfers related to asset securitizations.

Interest accrued on loans subsequently charged off, recorded as a reduction of interest revenue, was $114.8 million, $69.8 million and $56.5 million for the years ended December 31, 1995, 1994 and 1993.

         At December 31, 1995 and 1994, $7,000.2 million and $5,131.2 million of the Company's consumer loans had minimum contractual maturities of less than one year. Because of the uncertainty regarding consumer loan repayment patterns, which historically have been higher than contractually required minimum payments, and variable rate loan pricing utilized by the Company, this amount may not necessarily be indicative of the Company's consumer loan repricing schedule.

         At December 31, 1995 and 1994, the Company had commitments to extend credit in the amounts of $133.3 billion and $98.0 billion. Commitments to extend credit arise from agreements to extend to customers unused lines of credit on certain credit cards and home equity lines of credit issued by the Company provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.

         The Company received proceeds from asset securitizations of $1,827.3 million, $1,970.1 million, and $3,086.2 million in 1995, 1994 and 1993. In addition, prior to the Spin-off, the Company sold certain loans to Sears, the proceeds from which amounted to $313.2 million in 1993. Through February 21, 1996, the Company completed asset securitizations of $2.6 billion. The uncollected balances of consumer loans sold through asset securitizations were $10,219.5 million and $9,876.4 million at December 31, 1995 and 1994. The allowance for loan losses related to securitized loans, included in other liabilities and accrued expenses, was $341.7 million and $326.4 million at December 31, 1995 and 1994. The Company had, under the provisions of certain asset securitizations, limited recourse obligations at December 31, 1995 and 1994 of $123.9 million and $89.0 million, of which $30.0 million and $24.0 million were included in the allowance for loan losses related to securitized loans.

         The Company's consumer loan portfolio, including securitized loans, is geographically diverse, with a distribution approximating that of the population of the United States.

4. SECURITIES -- AT MARKET VALUE

Securities owned and securities sold but not yet purchased, at market value, were as follows.

DECEMBER 31,                                                 1995           1994
--------------------------------------------------------------------------------
Owned
   U.S. government and agency obligations                $1,023.2       $  955.1
   Corporate bonds                                          615.7          575.2
   Municipal bonds                                          159.9          163.7
   Other                                                     50.0           44.6
--------------------------------------------------------------------------------
Total                                                    $1,848.8       $1,738.6
--------------------------------------------------------------------------------
Sold but not yet purchased
   U.S. government and agency obligations                $  994.2       $1,190.6
   Corporate bonds                                          116.0           81.6
   Other                                                     15.0           42.2
--------------------------------------------------------------------------------
Total                                                    $1,125.2       $1,314.4
--------------------------------------------------------------------------------

Securities sold but not yet purchased represent obligations of the Company to deliver specified securities at contracted prices, thereby creating a liability to purchase the securities at prevailing market prices.


5. BORROWINGS

SHORT-TERM BORROWINGS

Short-term borrowings and related interest rates were as follows.

DECEMBER 31,                         1995                           1994
--------------------------------------------------------------------------------
                             AMOUNT       INTEREST         AMOUNT       INTEREST
                        OUTSTANDING           RATE(1) OUTSTANDING           RATE(1)
--------------------------------------------------------------------------------
Commercial paper           $4,688.5           5.84%      $2,497.2           5.98%
Other
   Bank notes                 529.6           5.85          494.0           6.07
   Federal funds
     purchased                720.0           5.79          483.0           5.83
   Bank borrowings            385.3           6.75          400.2           6.73
   Note payable
     to Tandy                   2.1           6.49          175.2           6.49
--------------------------------------------------------------------------------
Total                      $6,325.5           5.89%      $4,049.6           6.07%
--------------------------------------------------------------------------------

----------
(1) Interest rates are presented on a weighted average basis and exclude the effects of interest rate contracts.

At December 31, 1995 and 1994, short-term borrowings were subject to interest rate exchange agreements of $1,002.3 million and $692.3 million, and interest rate cap agreements of $405.0 million and $805.0 million. The interest rate exchange agreements, which consist of interest rate swap and cost of funds agreements, primarily converted the related borrowings to fixed rates. At December 31, 1995 and 1994, the interest rate cap agreements set weighted average rate limits of 5.99% and 6.09% for the related borrowings. At December 31, 1995 and 1994, the weighted average interest rates on short-term borrowings, including the effects of interest rate contracts, were 5.97% and 6.03%.

         The Company maintains a senior bank credit facility to support general liquidity needs, including the issuance of commercial paper at the corporate level. In 1995, the Company renewed this facility and increased its amount to $3.25 billion from $2.5 billion. The facility expires in May 1996 and may be extended, at the Company's option, an additional six months for amounts then outstanding. The Company currently plans to renew or replace this facility prior to its expiration. This facility contains covenants that require the Company to maintain minimum net worth requirements and specified financial ratios. The Company believes that the covenant restrictions will not impair its ability to pay its current level of dividends. As of December 31, 1995, the Company had never borrowed from its senior bank credit facility.

         Riverwoods Funding Corporation ("RFC"), an entity included in the consolidated financial statements of the Company, maintains a senior bank credit facility to support the issuance of asset-backed commercial paper. In 1995, RFC renewed this facility and increased its amount to $1.75 billion from $770.0 million. RFC currently plans to renew or replace this facility prior to its expiration in November 1996. Under the terms of the asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of $1.8 billion at December 31, 1995. RFC has never borrowed from its senior bank credit facility.


SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

At December 31, 1995 and 1994, the weighted average interest rates on amounts borrowed through repurchase agreements were 5.24% and 4.99%. Substantially all of the Company's proprietary positions in U.S. government and agency obligations are pledged as collateral in connection with repurchase agreements.

LONG-TERM BORROWINGS

Long-term borrowings, which consisted of senior long-term notes net of unamortized discount, and related interest rates were as follows.

DECEMBER 31,                          1995                          1994
--------------------------------------------------------------------------------
                             AMOUNT       INTEREST         AMOUNT       INTEREST
                        OUTSTANDING           RATE(1) OUTSTANDING           RATE(1)
--------------------------------------------------------------------------------
Floating rate notes        $3,275.5           6.05%      $2,144.7           6.32%
Fixed rate notes            3,456.9           6.36        3,147.9           6.42
--------------------------------------------------------------------------------
Total                      $6,732.4           6.21%      $5,292.6           6.38%
--------------------------------------------------------------------------------

----------
(1) Interest rates are presented on a weighted average basis and exclude the effects of interest rate exchange agreements.

At December 31, 1995 and 1994, the use of interest rate exchange agreements effectively converted $2,130.4 million and $1,869.3 million of fixed rate borrowings to floating rates and $75.0 million and $225.0 million of floating rate borrowings to fixed rates. In both years, $325.0 million of floating rate borrowings were converted to floating rates with different repricing indices. At December 31, 1995 and 1994, the weighted average interest rates on long-term borrowings, including the effects of interest rate exchange agreements, were 6.28% and 6.57%.

         At December 31, 1995, floating rate notes had maturities ranging from two to seven years from the date of issuance and a weighted average remaining maturity of three years. At December 31, 1995, fixed rate notes had maturities ranging from one to twenty years from the date of issuance and a weighted average remaining maturity of six years.

         At December 31, 1995, the principal amounts of long-term borrowings maturing over the next five years were as follows.

--------------------------------------------------------------------------------
1996                                                                    $1,267.4
1997                                                                       763.1
1998                                                                       976.0
1999                                                                       394.8
2000                                                                     1,510.0
--------------------------------------------------------------------------------

Through February 21, 1996, the Company issued $1,125.0 million of senior long-term notes with a weighted average maturity of seven years from the date of issuance.

         Cash paid for interest for the Company's borrowings and deposits was $1,997.9 million, $1,288.8 million and $774.2 million in 1995, 1994 and 1993.

6. DEPOSITS

Deposits were as follows.

DECEMBER 31,                                                 1995           1994
--------------------------------------------------------------------------------
Demand, passbook, and money market accounts              $1,552.0       $1,165.8
Consumer certificate accounts                             1,222.2          758.1
$100,000 minimum certificate accounts                     3,416.9        3,284.8
--------------------------------------------------------------------------------
Total                                                    $6,191.1       $5,208.7
--------------------------------------------------------------------------------

The weighted average interest rates of interest-bearing deposits outstanding during 1995 and 1994 were 6.55% and 6.22%.

         At December 31, 1995 and 1994, $20.0 million and $101.1 million of the Company's deposits were converted to fixed rates through the use of interest rate exchange agreements. At December 31, 1995 and 1994, the effects of these agreements on the weighted average interest rates of the Company's deposits were not material.

         At December 31, 1995, certificate accounts maturing over the next five years were as follows.

--------------------------------------------------------------------------------
1996                                                                    $1,795.4
1997                                                                       395.3
1998                                                                     1,021.7
1999                                                                       407.1
2000                                                                       330.9
--------------------------------------------------------------------------------

7. EMPLOYEE BENEFIT PLANS

PENSION PLANS

Substantially all employees of the Company are eligible to participate, after meeting certain age and service requirements, in Company sponsored non-contributory defined benefit pension plans. Pension benefits are based on length of service and average annual compensation. The Company's policy is to contribute an amount at or above that which is required under the Employee Retirement Income Security Act. Contributions to the pension plans were $29.7 million, $33.0 million and $26.8 million in 1995, 1994 and 1993.

         Pension expense consisted of the following.

YEAR ENDED DECEMBER 31,                       1995           1994           1993
--------------------------------------------------------------------------------
Service cost                                $ 27.5         $ 35.0         $ 28.0
Interest on projected benefit obligation      37.1           35.7           34.3
Actual return on plan assets                 (68.9)         (12.7)         (46.2)
Net amortization and deferral                 34.4          (19.9)          18.6
Curtailment loss                                 -              -            0.7
--------------------------------------------------------------------------------
Total                                       $ 30.1         $ 38.1         $ 35.4
--------------------------------------------------------------------------------

The expected long-term rate of return on plan assets was 9.0% in 1995, 9.0% in 1994 and 9.0% to 9.5% in 1993.

         The funded status of these plans was as follows.

DECEMBER 31,                                                 1995           1994
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                  $470.5         $367.9
Accumulated benefit obligation                              497.5          394.7
--------------------------------------------------------------------------------
Projected benefit obligation                               $595.9         $463.2
Plan assets at fair value                                   478.7          413.4
--------------------------------------------------------------------------------
Plan assets less than projected benefit obligation          117.2           49.8
Unrecognized transitional obligation                        (13.4)         (16.0)
Unrecognized net (loss) gain                                (56.3)          14.0
Unrecognized prior service cost                              (3.1)          (3.4)
Adjustment required to recognize minimum liability            1.4            0.3
--------------------------------------------------------------------------------
Accrued pension liability                                  $ 45.8        $  44.7
--------------------------------------------------------------------------------

Assumptions used in calculating the projected benefit obligation were as follows.

DECEMBER 31,                                  1995           1994           1993
--------------------------------------------------------------------------------
Discount rate                                 7.25%          8.50%          7.00%
Rate of increase in compensation levels       5.00           5.00           5.00
================================================================================

The changes in assumptions increased the projected benefit obligation by $110.8 million at December 31, 1995 and decreased the projected benefit obligation by $104.4 million at December 31, 1994.


OTHER PLANS

The Company has unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. At December 31, 1995 and 1994, the Company's obligation for these benefits was $32.9 million and $26.6 million. Employees of the Company are eligible to participate in the Company's 401(k) plan upon meeting certain eligibility requirements. The Company matches a portion of each participant's contribution. The Company's contributions to the 401(k) plan were $37.3 million and $34.3 million in 1995 and 1994.


8. SHAREHOLDERS' EQUITY


EARNINGS PER SHARE

The calculations of earnings per common share were based on the weighted average number of common shares outstanding in 1995, 1994 and 1993, adjusted for the dilutive effects of stock options and unissued stock awards under deferred compensation plans.

         The calculations of pro forma earnings per common share for the year ended December 31, 1993 were based on the weighted average number of shares outstanding in 1995 as described above.


RECAPITALIZATION OF COMMON STOCK

Prior to the IPO, while still a wholly-owned subsidiary of Sears, the Company increased the number of authorized shares of common stock to 250.0 million, issued 136.2 million shares, and reduced the par value from $1.00 to $0.01 per share.


TREASURY STOCK AND STOCK REPURCHASE

The Company purchases shares of common stock under a general repurchase plan and for issuance in equity-based compensation plans. In 1995, the Company purchased
2.5 million shares of its common stock and recorded these shares at cost. At December 31, 1995 and 1994, 2.2 million and 2.1 million shares were held in treasury. At December 31, 1995, 1.5 million of these shares were held for issuance under equity-based compensation plans.

         In January 1996, the board of directors of the Company increased the Company's authorization to repurchase shares of its outstanding common stock by $250.0 million.


DIVIDENDS

Dividends paid by the Company to Sears in 1993 included special dividends of $560.0 million and $25.0 million. The Company paid additional dividends to Sears related to January and February 1993 net income in the amount of $35.2 million. For the period March 1, 1993 through the Spin-off, Sears received dividends at the same rate as all common shareholders.


SHAREHOLDER RIGHTS PLAN

In 1995, the Board of Directors adopted a Shareholder Rights Plan which generally provides that one right be attached to each share of the Company's common stock. Each right has an exercise price of $175, subject to adjustment. Generally, the right cannot be exercised or traded apart from the common stock until a third party, without the prior consent of the Company, either announces it has acquired beneficial ownership of 15% or more of the Company's outstanding common stock or commences a tender or exchange offer that would result in it acquiring beneficial ownership of 15% or more of the Company's outstanding common stock. Each right, upon becoming exercisable, generally entitles the holder to purchase, at the right's then current exercise price, shares of the Company's common stock (or in certain circumstances receive shares of common stock of an acquiring third party) having a value of twice the right's then current exercise price. The rights expire at the close of business April 21, 1995 unless redeemed earlier by the Company.


9. STOCK PLANS

The Company maintains equity-based incentive plans under which various types of stock awards are granted to officers, directors and key employees of the Company.


EQUITY-BASED EMPLOYEE INCENTIVE AWARDS

The Company is authorized to issue up to 21.6 million shares of its common stock in connection with awards under several equity-based employee incentive plans. Stock option activity under these plans was as follows.

YEAR ENDED
DECEMBER 31,                          1995                          1994
--------------------------------------------------------------------------------
                             NUMBER        AVERAGE         NUMBER        AVERAGE
                                 OF         OPTION             OF         OPTION
                             SHARES          PRICE         SHARES          PRICE
--------------------------------------------------------------------------------
Options outstanding at
   beginning of the year        8.3         $25.06            8.8         $24.87
Granted                         6.6          35.30            0.1          38.46
Exercised                      (0.9)         22.78           (0.5)         22.72
Forfeited                      (0.2)         30.87           (0.1)         24.52
--------------------------------------------------------------------------------
Options outstanding at
   year end                    13.8         $29.99            8.3         $25.06
--------------------------------------------------------------------------------
Eligible for exercise at
   year end                     5.6         $24.72            4.2         $23.80
--------------------------------------------------------------------------------

At December 31, 1995, 5.8 million shares were available for future grant under these plans.


DEFERRED COMPENSATION AWARDS

The Company is authorized to issue up to 10.5 million shares of its common stock in connection with three deferred compensation plans. These plans provide for the deferral of a portion of certain employees' compensation with payment made in the form of shares of the Company's common stock. In 1995 and 1994, the Company recorded compensation expense of $57.2 million and $37.0 million and unearned compensation of $6.1 million and $5.2 million in connection with the award in both years of approximately 1.2 million shares of common stock under these plans. These shares were issued in 1996 and 1995 and are held in custodial or trust accounts pending employee eligibility to receive the shares. Unearned compensation is recognized over the related plan vesting periods.


NON-EMPLOYEE DIRECTOR AWARDS

Prior to the IPO, Sears as sole shareholder authorized the issuance of up to 0.1 million shares of the Company's common stock in connection with option grants under the Company's Stock Plan for Non-Employee Directors.


EMPLOYEE STOCK PURCHASE PLAN

Under the Employee Stock Purchase Plan, employees may purchase shares of the Company's common stock at not less than 85% of the fair market value on the date of purchase. The Company is authorized to issue up to 2.0 million shares of common stock under this plan. Employees of the Company purchased 0.4 million and
0.1 million shares of common stock in 1995 and 1994.


10. INCOME TAXES

Income tax expense (benefit) was as follows.

YEAR ENDED DECEMBER 31,                       1995            1994          1993
--------------------------------------------------------------------------------
Current:
Federal                                     $537.5         $ 540.3       $ 418.7
State and local                               95.4            89.0          76.3
--------------------------------------------------------------------------------
                                             632.9           629.3         495.0
--------------------------------------------------------------------------------
Deferred:
Federal                                      (75.0)         (136.2)        (92.6)
State and local                              (18.4)          (19.4)         (9.8)
--------------------------------------------------------------------------------
                                             (93.4)         (155.6)       (102.4)
--------------------------------------------------------------------------------
Total                                       $539.5         $ 473.7       $ 392.6
================================================================================

Deferred income taxes were as follows.

DECEMBER 31,                                                  1995          1994
--------------------------------------------------------------------------------
Assets:
Loan loss allowances, including allowances
   for securitized loans                                    $366.7        $314.3
Deferred compensation                                        207.8         162.4
Other valuation and liability allowances                     279.9         253.9
Other deferred tax assets                                     87.2          80.5
--------------------------------------------------------------------------------
                                                             941.6         811.1
--------------------------------------------------------------------------------
Liabilities:
Prepaid commissions                                         (125.8)       (134.0)
Other deferred tax liabilities                               (78.9)        (33.6)
--------------------------------------------------------------------------------
                                                            (204.7)       (167.6)
--------------------------------------------------------------------------------
Total                                                       $736.9        $643.5
================================================================================

A reconciliation from the statutory federal income tax rate to the effective tax rate was as follows.

YEAR ENDED DECEMBER 31,                       1995            1994          1993
--------------------------------------------------------------------------------
U.S. statutory rate                           35.0%           35.0%         35.0%
State and local taxes, net of federal benefit  3.5             3.5           4.4
Other                                          0.1             0.5             -
--------------------------------------------------------------------------------
Effective tax rate                            38.6%           39.0%         39.4%
--------------------------------------------------------------------------------

In conjunction with the Spin-off, the Company and Sears entered into an agreement under which the Company is responsible for additional taxes arising as the result of amendment or audit that are attributable to the business of the Company for any period during which it was owned by Sears. Sears will reimburse the Company for any tax benefits attributable to the business of the Company for the applicable periods.

         The Company had available net operating loss carryforwards at December 31, 1995 in the amount of $14.0 million, which begin to expire in 2005.

         Cash paid for income taxes in 1995, 1994 and 1993 was $653.9 million, $719.0 million and $528.5 million.


11. REGULATORY CAPITAL REQUIREMENTS

Under regulatory net capital requirements adopted by the Federal Deposit Insurance Corporation ("FDIC") and other regulatory capital guidelines, FDIC insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to total assets ("leverage ratio") and (b) 8% combined Tier 1 and Tier 2 capital, as defined, to risk-weighted assets ("risk-weighted capital ratio"). At December 31, 1995, the leverage ratio and risk-weighted capital ratio of each of the Company's FDIC insured financial institutions exceeded these and all other regulatory minimums.

         DWR, the Company's primary broker-dealer, is subject to the Uniform Net Capital Rule of the Securities and Exchange Commission ("SEC"). Under the alternative method permitted by this Rule, the required net capital, as defined, shall not be less than the greater of (a) one million dollars, (b) 2% of aggregate debit balances arising from client transactions pursuant to SEC Rule 15c3-3, or (c) 4% of the funds required to be segregated pursuant to the Commodity Exchange Act. The New York Stock Exchange, Inc. may also require a member organization to reduce its business if its net capital is less than the greater of (a) 4% of aggregate debit balances or (b) 6% of the funds required to be segregated, and may prohibit a member organization from expanding its business and declaring cash dividends if its net capital is less than the greater of (a) 5% of aggregate debit balances or (b) 7% of the funds required to be segregated. At December 31, 1995, DWR's net capital was $492.9 million and net capital in excess of the minimum required was $384.6 million. DWR's net capital was 18.32% of aggregate debit balances and 18.21% of funds required to be segregated.

         The regulatory capital requirements referred to above, and certain covenants contained in various agreements governing indebtedness of the Company, may restrict the Company's ability to withdraw capital from its subsidiaries. At December 31, 1995, approximately $1.5 billion of net assets of consolidated subsidiaries may be restricted as to the payment of cash dividends and advances to the Company.


12. COMMITMENTS AND CONTINGENT
    LIABILITIES

The Company has non-cancelable operating leases covering office space and equipment. At December 31, 1995, future minimum rental commitments under such leases (net of subleases, principally on office rentals) were as follows.

--------------------------------------------------------------------------------
1996                                                                    $  154.3
1997                                                                       141.9
1998                                                                       125.0
1999                                                                       113.8
2000                                                                       103.5
Thereafter                                                                 507.6
--------------------------------------------------------------------------------
Total                                                                   $1,146.1
--------------------------------------------------------------------------------

Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense, net of sublease rental income, was $153.1 million, $148.5 million and $149.3 million in 1995, 1994 and 1993.

         The Company has an agreement with Advantis, a joint venture between Sears and IBM, under which the Company receives information processing, data networking and related services. Under the terms of the agreement, the Company has an aggregate minimum annual commitment of $166.0 million subject to annual cost of living adjustments.

         At December 31, 1995, the Company had outstanding letters of credit of approximately $72.4 million which expire on various dates through September 1, 1996. The letters of credit are written in favor of clearing associations to satisfy margin requirements and with the trustee for various unit investment trust underwritings. Annual fees of 0.25% are paid on the amounts of these letters of credit.

         At December 31, 1995 and 1994, the Company held investments consisting of leveraged and unleveraged fee interests, secured and unsecured loans and advances to various public and private real estate-related partnerships aggregating to $70.6 million and $81.7 million. These investments are recorded at the lower of cost or fair value and are included in other receivables in the consolidated balance sheets. At December 31, 1995, the Company had maximum commitments of $30.0 million with respect to its real estate-related activities.

         In the normal course of business, the Company has been named as a defendant in various lawsuits. Some of these lawsuits involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management, after consultation with outside counsel, that the resolution of such suits will not have a material adverse effect on the consolidated financial condition of the Company, but may be material to the Company's operating results for any particular period, depending upon the level of the Company's income for such period.


13. FINANCIAL INSTRUMENTS

TRADING ACTIVITIES

Certain market and credit risks arise from the Company's securities brokerage activities. These activities primarily facilitate clients' trading and financing transactions in financial instruments, which may include derivatives.

         The Company's client activities involve the execution, settlement and financing of various client securities and commodities transactions. Client securities activities are transacted on either a cash or margin basis, and client commodity transactions are generally transacted on a margin basis subject to individual exchange regulations. These transactions include the purchase and sale of securities, the writing of options and the purchase and sale of commodity futures and forward contracts. These activities may expose the Company to off-balance sheet risk from clients that may fail to satisfy their obligations, requiring the Company to purchase or sell financial instruments at prevailing market prices. The Company believes that the settlement of these transactions will not have a material effect on the Company's consolidated financial statements.

         The Company's exposure to credit risk associated with these transactions is measured on an individual basis, as well as by groups that share similar attributes. The Company services a diverse group of domestic and foreign corporations, governments and, institutional and individual investors. Concentrations of credit risk can be affected by changes in geographic, industry or economic factors. The Company seeks to control risks associated with its clients' activities by requiring clients to maintain collateral in compliance with internal and regulatory guidelines. The Company monitors required margin levels and established credit limits daily and, pursuant to such guidelines, requires clients to deposit additional collateral, or reduce positions, when necessary.

         The Company's client financing and securities settlement activities may require the Company to pledge client securities as collateral (1) in support of various secured financing sources such as bank loans, securities loaned and repurchase agreements and (2) to satisfy margin requirements on various exchanges. In the event the counterparty is unable to meet its contractual obligation to return the client securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its client obligations. The Company controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. Additionally, the Company establishes credit limits for such activities and monitors compliance on a daily basis. At December 31, 1995, the market value of client securities pledged under these secured financing transactions approximated the amounts due.

         The Company's derivative trading activities are generally limited to facilitating client trading activity. The Company's derivative trading activities primarily involve foreign currency forward contracts and foreign currency options. All financial instruments are carried at market value. Gains and losses from financial instruments are recorded in the consolidated statements of income as principal transactions revenue. Market risk is generally controlled by holding substantially offsetting purchase and sell positions. In certain cases, the Company has entered into master netting agreements which allow for net settlement of offsetting transactions with counterparties. The table on page 51 presents the Company's trading derivatives. Where derivative instruments are subject to netting arrangements, the amounts disclosed are presented on a net settlement basis.

         Foreign currency forward contracts represent obligations to purchase or sell with the seller agreeing to make delivery at a specified future date and a specified price. Foreign currency options provide the holder the right, but not the obligation, to purchase or sell on a certain date and at a specified price. The fair values of these instruments represent quoted market prices.

         Principal transactions revenues include revenues from purchases and sales in which the Company acts as a principal, as well as gains and losses on securities held for resale. Revenues from principal trading activities for 1995 were $261.6 million for fixed income securities and $217.3 million for equity securities. In 1995, gains or losses from derivative financial instruments were not material.

DECEMBER 31,                                                  1995                                         1994
-----------------------------------------------------------------------------------------------------------------------------------
                                            CONTRACT OR                       AVERAGE     CONTRACT OR                       AVERAGE
                                               NOTIONAL           FAIR           FAIR        NOTIONAL           FAIR           FAIR
                                                 AMOUNT          VALUE          VALUE          AMOUNT          VALUE          VALUE
-----------------------------------------------------------------------------------------------------------------------------------
   Foreign currency forward contracts(1)
      Assets                                   $5,640.2       $5,643.0      $11,237.3        $7,805.3       $7,823.7      $17,375.0
      Liabilities                               5,584.2        5,586.9       11,251.1         7,806.0        7,825.3       17,493.0
   Foreign currency options
      Assets                                    1,589.1        1,588.0        1,448.3         1,649.4        1,687.6        1,758.0
      Liabilities                               1,589.1        1,588.0        1,448.3         1,649.4        1,687.6        1,758.0
-----------------------------------------------------------------------------------------------------------------------------------

----------
(1) Period-end numbers, for 1994, reflect certain master netting agreements entered into effective December 1994.

OTHER THAN TRADING ACTIVITIES

The Company uses interest rate contracts, which consist of interest rate exchange agreements and purchased interest rate cap agreements, as part of its interest rate risk management program. This program is designed to reduce the volatility of earnings resulting from changes in interest rates, including the interest rate risk inherent in servicing fees received by the Company from consumer loans sold through asset securitizations. This is accomplished primarily through matched financing, which entails matching the repricing schedules of consumer loans and the related financing. Where asset and funding repricing characteristics are not matched effectively the Company utilizes interest rate contracts. These contracts are entered into as hedges of interest rate risk, and gains or losses from these contracts generally offset counterbalancing gains or losses on hedged risk. The Company attempts to match the recognition of the gains or losses in the periods in which the hedged risk is realized. Thus, gains or losses may be recognized as part of periodic settlements or, upon early termination of an interest rate contract, deferred and amortized over the remaining period of the hedged risk to achieve the appropriate matching. Interest rate contracts are subject to credit risk for counterparty nonperformance. The fair value of these agreements is the estimated amount that the Company would receive (or pay) to terminate the underlying contract, taking into account current market conditions.

         Interest rate exchange agreements, which include interest rate swap and cost of funds agreements, are settled by reference to the difference between the base interest rates being exchanged, multiplied by the notional amount of the contract. These agreements subject the Company to market risk in excess of amounts recorded in the consolidated balance sheets in the event of unfavorable market interest rate movements. Interest rate swap agreements are derivative financial instruments which are entered into with institutions that are established dealers and that maintain certain minimum credit criteria established by the Company. Cost of funds agreements are entered into as part of agreements pursuant to which the Company provides private label credit card processing services to certain of its merchant clients. Interest rate exchange agreements outstanding were as follows.

DECEMBER 31,                                                  1995                          1994
---------------------------------------------------------------------------------------------------------
                                                   NOTIONAL            FAIR       NOTIONAL           FAIR
                                                     AMOUNT           VALUE         AMOUNT          VALUE
---------------------------------------------------------------------------------------------------------
Interest rate swaps
   Pay floating rate,
      receive fixed rate                           $4,223.9          $ 76.8       $3,416.5        $(295.5)
   Pay fixed rate,
      receive floating rate                           837.7           (19.2)         678.7           21.1
   Pay floating rate,
      receive floating rate                           425.0            (1.4)         425.0           (1.9)
Cost of funds agreements                              631.3             0.9          560.2           23.6
---------------------------------------------------------------------------------------------------------

Purchased interest rate cap agreements are derivative financial instruments which, by their nature, have no off-balance sheet risk of loss due to unfavorable interest rate movements. The Company pays an initial premium, which is recorded on the balance sheet and amortized to interest expense over the term of the cap agreement. Benefits received are recorded as a reduction of interest expense. The Company had outstanding interest rate cap agreements with notional amounts of $415.0 million and $820.0 million at December 31, 1995 and 1994, of which $40.0 million and $445.0 million were in effect at December 31, 1995 and 1994. At December 31, 1995 and 1994, the fair values of these agreements were $0.9 million and $11.2 million.

         In connection with certain asset securitizations, the Company has written interest rate cap agreements with notional amounts of $240.0 million and strike rates of 11%. Any settlement payments made under these agreements will generally be passed back to the Company through an adjustment of servicing fees, although this is subject to the risk of counterparty nonperformance. At December 31, 1995 and 1994, the fair values of these agreements were not material. No payments have been made by the Company under these agreements, which expire in 1997.


FAIR VALUE

The estimated fair value amounts of the Company's financial instruments have been determined using available market information and appropriate valuation methodologies. Considerable judgment is required to develop estimates of fair value.

         Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

         The carrying amounts of the Company's financial assets and liabilities were reasonable estimates of fair value.

DECEMBER 31,                                 1995                         1994
-----------------------------------------------------------------------------------------
                                   CARRYING           FAIR       CARRYING            FAIR
                                     AMOUNT          VALUE         AMOUNT           VALUE
-----------------------------------------------------------------------------------------
Financial assets:
Consumer loans                    $20,834.6      $20,874.3      $15,608.4       $15,655.4

Financial liabilities:
Deposits                            6,191.1        6,308.8        5,208.7         5,164.0
Long-term borrowings                6,732.4        6,847.6        5,292.6         5,073.6
-----------------------------------------------------------------------------------------

         Consumer Loans -- For consumer loans, fair value is generally estimated by discounting the future cash flows using the current rates and effective yields at which similar loans would be made for the same remaining maturities to borrowers with similar credit ratings. For consumer loans which are indexed to market rates, the carrying amount is a reasonable estimate of fair value.

         Deposits -- For demand deposits and fixed rate deposits maturing within three months, the carrying amount is a reasonable estimate of fair value. For fixed rate deposits with longer maturities, fair value is estimated by discounting future cash flows using current rates for deposits of similar maturities.

         Long-term Borrowings -- For long-term borrowings, fair value is estimated by discounting future principal and interest payments using current rates for instruments with similar maturities and credit quality.


14. SEGMENT INFORMATION

The Company is in the business of providing financial services, and operates in two distinct business segments -- Credit Services and Securities. Credit Services is engaged in the issuance and servicing of general purpose credit cards, consumer lending and electronic transaction processing services. Securities engages in delivering a broad range of financial products and services to individual and institutional investors.

         The following table presents certain information regarding these business segments.

YEAR ENDED DECEMBER 31,                                           1995           1994            1993
-----------------------------------------------------------------------------------------------------
Total revenues
   Credit Services                                           $ 4,333.7      $ 3,460.2       $ 2,779.5
   Securities                                                  3,600.7        3,142.4         3,042.1
Income before income taxes
   Credit Services                                               720.9          671.7           510.3
   Securities                                                    675.0          542.9           485.9
Identifiable assets at end of period(1)
   Credit Services                                            23,857.5       17,901.4        13,620.3
   Securities                                                 14,350.7       13,958.0        14,042.0
-----------------------------------------------------------------------------------------------------

----------
(1) Corporate assets have been fully allocated to the Company's business segments.